UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 23, 2011

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 23, 2011, Colorado Grande Enterprises, Inc. (“CGE”), a wholly-owned subsidiary of Nevada Gold & Casinos, Inc. (the “Company”), entered into an Asset Purchase Agreement with G Investments, LLC (“Buyer”) to sell the Colorado Grande Casino for a total purchase price of $3.2 million.  The purchase price consists of $800,000 in cash and $2.4 million in the form of a promissory note to be issued by Buyer to CGE at the closing of the transaction.  The promissory note will mature five years from the closing date, will bear 6% annual interest rate and will be secured with all of the assets of the Colorado Grande Casino, pledge of membership interest in Buyer and a personal guaranty by Buyer’s principal.

The Colorado Grande Casino in Cripple Creek, Colorado is a 7,500 square foot facility which consists of approximately 200 slot machines, seven guest rooms, 44 parking spaces and one restaurant.

Closing of the sale is expected to take place before the end of the Company’s 2012 fiscal year and is subject to regulatory approvals, no material change in gaming tax law and other customary closing conditions, including consent from the Company’s lender who holds senior liens in assets of CGE.

The above description of the material terms of the Asset Purchase Agreement is qualified in its entirety by reference to the full and complete terms contained in the Asset Purchase Agreement and the Exhibits thereto, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Press release dated November 30, 2011 is also filed herewith.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
10.1	Asset Purchase Agreement dated November 23, 2011 between Colorado Grande Enterprises, Inc., as seller, and G Investments, LLC, as purchaser, and the Exhibits thereto.
99.1	Press Release dated November 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: November 30, 2011	By:	/s/ James J. Kohn
James J. Kohn
Executive Vice President and CFO

INDEX TO EXHIBITS

Item	Exhibit
10.1	Asset Purchase Agreement dated November 23, 2011 between Colorado Grande Enterprises, Inc., as seller, and G Investments, LLC, as purchaser, and the Exhibits thereto.
99.1	Press Release dated November 30, 2011